EXHIBIT 99.1

Corvus Pharmaceuticals Provides Business Update and Reports First Quarter 2025 Financial Results

Soquelitinib data from cohorts 1-3 of atopic dermatitis Phase 1 clinical trial demonstrate favorable safety and efficacy profile, including earlier and deeper responses in cohort 3 compared to cohorts 1-2

Phase 3 registrational clinical trial of soquelitinib in peripheral T cell lymphoma (PTCL) enrolling with multiple clinical sites open

Early exercise of common stock warrants by stockholders providing cash proceeds of approximately $31.3 million

Soquelitinib data to be highlighted on conference call and webcast today at 4:30 p.m. ET / 1:30 p.m. PT

SOUTH SAN FRANCISCO, Calif., May 08, 2025 (GLOBE NEWSWIRE) -- Corvus Pharmaceuticals, Inc. (Nasdaq: CRVS), a clinical-stage biopharmaceutical company, today provided a business update and reported financial results for the first quarter ended March 31, 2025.

“The new soquelitinib data being presented at the Society for Investigative Dermatology annual meeting supports its potential to be a meaningful new treatment for atopic dermatitis, along with the broader opportunity for ITK inhibition to provide a new mechanism of action to treat a range of immune diseases,” said Richard A. Miller, M.D., co-founder, president and chief executive officer of Corvus. “Looking forward, we remain on track with our key potential value-driving initiatives for soquelitinib in atopic dermatitis, including data from our new extension cohort in the fourth quarter and initiating a Phase 2 clinical trial before year-end. We also remain excited about our other soquelitinib clinical programs – patient enrollment in the Phase 3 registration clinical trial in peripheral T cell lymphoma (PTCL) and the Phase 2 trial in autoimmune lymphoproliferative syndrome (ALPS) is ongoing, and we plan to initiate a solid tumor clinical trial later in 2025.”

Business Update and Strategy

Soquelitinib (Corvus’ selective ITK inhibitor) for Immune Diseases

  On May 8, 2025, Corvus reported interim results (data as of May 6, 2025) from the first three cohorts of its randomized, placebo-controlled Phase 1 clinical trial of soquelitinib in patients with moderate to severe atopic dermatitis that continued to demonstrate a favorable safety profile and efficacy profile. This includes earlier and deeper responses in cohort 3 (200 mg twice per day, total daily dose 400 mg) compared to cohorts 1 and 2 (100 mg twice per day and 200 mg once per day, total daily dose 200 mg). Overall, all three cohorts showed significant responses in the soquelitinib treatment groups compared to placebo for clinically significant endpoints of EASI (Eczema Area and Severity Index) 75 and IGA (Investigator Global Assessment) 0 or 1. Soquelitinib was well tolerated, with no dose limiting toxicities (DLTs) and no clinically significant laboratory abnormalities observed in any of the cohorts.
  Corvus amended the clinical trial protocol to replace cohort 4 (400 mg once per day) with 24 patients randomized 1:1 between active and placebo. Treatment for this group will be extended to 8 weeks with additional 30 day follow-up with no treatment. The dose level for this group is planned to be the same as cohort 3 – 200 mg orally twice per day.
  Corvus also continues to advance its next-generation ITK inhibitor preclinical product candidates, which are designed to deliver precise T-cell modulation that is optimized for specific immunology indications.

Collaboration with National Institute of Allergy and Infectious Diseases (NIAID)

  In April, the first patient was enrolled in the recently initiated ALPS Phase 2 clinical trial, which is being conducted under a clinical research and development agreement with NIAID. The Phase 2 clinical trial (NCT06730126) is anticipated to enroll up to 30 patients aged 16 or older with confirmed ALPS based on genetic testing.

Soquelitinib for T Cell Lymphoma

  Corvus continues to enroll patients in a registrational Phase 3 clinical trial of soquelitinib in patients with relapsed PTCL at multiple clinical sites. This randomized controlled trial is anticipated to enroll a total of 150 patients with relapsed PTCL and is evaluating soquelitinib versus physicians’ choice of either belinostat or pralatrexate. The primary endpoint of the trial is progression free survival. There are no FDA fully approved agents for the treatment of relapsed PTCL, and the FDA has granted soquelitinib Orphan Drug Designation for the treatment of T cell lymphoma and Fast Track designation for treatment of adult patients with relapsed or refractory peripheral T cell lymphoma after at least 2 lines of systemic therapy.
  In March, additional data from the Phase 1/1b clinical trial of soquelitinib for patients with T cell lymphoma that continued to demonstrate strong indications of anti-tumor activity was presented at the 16th Annual T-Cell Lymphoma Forum.

Collaboration with Kidney Cancer Research Consortium: Ciforadenant (adenosine A2a receptor inhibitor)

  Corvus is collaborating with the Kidney Cancer Research Consortium (KCRC) in a Phase 1b/2 clinical trial evaluating ciforadenant as a potential first line therapy for metastatic renal cell cancer (RCC) in combination with ipilimumab (anti-CTLA-4) and nivolumab (anti-PD-1). The efficacy endpoint for the trial is deep response rate, defined as complete response (CR) plus partial responses (PRs) of greater than 50% tumor volume reduction. The trial is fully enrolled and patients are being followed.

Partner Led Program: Mupadolimab (anti-CD73)

  Angel Pharmaceuticals, Corvus’ partner in China, continues to evaluate data from its Phase 1/1b clinical trial of mupadolimab in patients with relapsed non-small cell lung cancer (NSCLC).

Financial Results
As of March 31, 2025, Corvus had cash, cash equivalents and marketable securities of $44.2 million as compared to $52.0 million as of December 31, 2024. In May 2025, holders of 8,945,175 common stock warrants to purchase 8,945,175 shares of common stock, exercised all of their warrants at $3.50 per share in advance of the June 30, 2025 expiration date which resulted in cash proceeds to Corvus of approximately $31.3 million. Included in the 8,945,175 shares were 559,073 shares purchased for $1,956,756 by Richard Miller, Corvus’ CEO, related to his early exercise of common stock warrants. Based on its current plans, Corvus expects its cash to fund operations into the fourth quarter of 2026.

Research and development expenses for the three months ended March 31, 2025 totaled $7.5 million compared to $4.1 million for the same period in 2024. The increase of approximately $3.4 million was primarily due to higher clinical trial and manufacturing costs associated with the development of soquelitinib as well as an increase in personnel related costs.

Net income for the three months ended March 31, 2025 was $15.2 million, which included a gain of $25.1 million associated with the change in fair value of the Company’s warrant liability. Net loss for the same period in 2024 was $5.7 million. Total stock compensation expense for the three months ended March 31, 2025 was $1.3 million compared to $0.7 million for the same period in 2024 and the non-cash loss from Corvus’ equity method investment in Angel Pharmaceuticals was $0.5 million for the three months ended March 31, 2025 compared to non-cash income of $0.2 million for the same period in 2024.

Conference Call Details
Corvus will host a conference call and webcast today, Thursday, May 8, 2025, at 4:30 p.m. ET (1:30 p.m. PT), during which time management will provide a business update and discuss the first quarter 2025 financial results. The conference call can be accessed by dialing 1-800-717-1738 (toll-free domestic) or 1-646-307-1865 (international) or by clicking on this link for instant telephone access to the event. The live webcast may be accessed via the investor relations section of the Corvus website. A replay of the webcast will be available on Corvus’ website for 90 days.

About Corvus Pharmaceuticals
Corvus Pharmaceuticals is a clinical-stage biopharmaceutical company pioneering the development of ITK inhibition as a new approach to immunotherapy for a broad range of cancer and immune diseases. The Company’s lead product candidate is soquelitinib, an investigational, oral, small molecule drug that selectively inhibits ITK. Its other clinical-stage candidates are being developed for a variety of cancer indications. For more information, visit www.corvuspharma.com or follow the Company on LinkedIn.

About Soquelitinib
Soquelitinib (formerly CPI-818) is an investigational small molecule drug given orally designed to selectively inhibit ITK (interleukin-2-inducible T cell kinase), an enzyme that is expressed predominantly in T cells and plays a role in T cell and natural killer (NK) cell immune function. Soquelitinib has been shown to affect T cell differentiation and induce the generation of Th1 helper cells while blocking the development of both Th2 and Th17 cells and production of their secreted cytokines. Th1 T cells are required for immunity to tumors, viral infections and other infectious diseases. Th2 and Th17 helper T cells are involved in the pathogenesis of many autoimmune and allergic diseases. The Company believes the inhibition of specific molecular targets in T cells may be of therapeutic benefit for patients with cancers, including solid tumors, and in patients with autoimmune and allergic diseases. Recent studies have demonstrated that ITK controls a switch between the differentiation of Th17 proinflammatory cells and T regulatory suppressor cells. Inhibition of ITK leads to a shift toward T regulatory cell differentiation which has the potential to suppress autoimmune and inflammatory reactions. Based on interim results from a Phase 1/1b clinical trial in patients with refractory T cell lymphomas, which demonstrated tumor responses in very advanced, refractory, difficult to treat T cell malignancies, the Company has initiated a registrational Phase 3 clinical trial (NCT06561048) of soquelitinib in patients with relapsed PTCL. Soquelitinib is also now being investigated in a randomized placebo-controlled phase 1 clinical trial in patients with atopic dermatitis. A recent publication describing the chemistry, enzymology and biology of soquelitinib appeared in npj Drug Discovery in December 2024 and is available online at the Nature website and on the Publications and Presentations page of the Corvus website.

About Peripheral T Cell Lymphoma
Peripheral T cell lymphoma is a heterogeneous group of malignancies accounting for about 10% of non-Hodgkin’s lymphomas (NHL) in Western populations, reaching 20% to 25% of NHL in some parts of Asia and South America. The most common subtypes are PTCL-not otherwise specified (PTCL-NOS) and T follicular helper cell lymphoma. First line treatment for these diseases is typically combination chemotherapy; however, approximately 75% of patients either do not respond or relapse within the first two years. Patients in relapse are treated with various chemotherapy agents but have poor overall outcomes with median progression-free survival in the three to four month range and overall median survival of six to 12 months. There are no approved drugs in relapsed PTCL based on randomized trials.

PTCL is a disease of mature helper T cells that express ITK, often containing numerous genetic mutations and frequently associated with viral infection. Most often the malignant cells of PTCL express a Th2 phenotype.

About Atopic Dermatitis
Atopic dermatitis, also called eczema, is a chronic disease that can cause inflammation, redness, scaly patches, blisters and irritation of the skin. It affects up to 20% of children and up to 10% of adults, and treatments include topical therapies, oral therapies and systemic injectable biologic therapies. It is frequently associated with other allergic disorders such as food allergies and asthma. Atopic dermatitis, like asthma and allergy, involves the participation of Th2 lymphocytes which secrete cytokines that result in inflammation. Soquelitinib has been shown in preclinical studies to inhibit cytokine production from Th2 lymphocytes.

About Autoimmune Lymphoproliferative Syndrome (ALPS)
ALPS is a rare genetic disease affecting children that manifests with lymphadenopathy, splenomegaly, cytopenias (low blood counts), proteinuria and autoimmunity. The disease is caused by a mutation in the Fas gene, which provides instructions for making a signaling protein involved in the induction of apoptosis. The mutation results in immune dysregulation due to abnormally high levels of “double negative” T cells (CD4 and CD8 double negative), which infiltrate the blood, spleen and lymphoid tissues. Fas signaling is regulated by ITK and T cell receptor signaling and patients with ALPS have an imbalance in this regulation resulting in a failure of T cells to undergo apoptosis and an accumulation of abnormal T cells.

About Ciforadenant
Ciforadenant (CPI-444) is an investigational small molecule, oral, checkpoint inhibitor designed to disable a tumor’s ability to subvert attack by the immune system by blocking the binding of adenosine to immune cells present in the tumor microenvironment. Adenosine, a metabolite of ATP (adenosine tri-phosphate), is produced within the tumor microenvironment where it may bind to the adenosine A2a receptor present on immune cells and block their activity. Ciforadenant has been shown to block the immunosuppressive effects of myeloid cells present in tumors and preclinical studies published in 2018 demonstrated synergy with combinations of anti PD1 and anti-CTLA4 antibodies.

About Mupadolimab
Mupadolimab (CPI-006) is an investigational, potent humanized monoclonal antibody that is designed to react with a specific site on CD73. In preclinical studies, it has demonstrated immunomodulatory activity resulting in activation of lymphocytes, induction of antibody production from B cells and effects on lymphocyte trafficking. Unlike certain other anti-CD73 antibodies and small molecules in development for treatment of cancer, which react with a different region of CD73, mupadolimab is designed to react with a region of the molecule that acts to stimulate B cells and block production of immunosuppressive adenosine. It is postulated that the activation of B cells will enhance immunity within the tumors, leading to improved clinical outcomes.

About Angel Pharmaceuticals
Angel Pharmaceuticals is a privately held biopharmaceutical company developing a pipeline of precisely targeted investigational medicines for cancer, autoimmune, infectious and other serious diseases in China. Angel Pharmaceuticals was launched through a collaboration with Corvus and investments from investors in China. Angel Pharmaceuticals licensed the rights to develop and commercialize Corvus’ three clinical-stage candidates – soquelitinib, ciforadenant and mupadolimab – in greater China and obtained global rights to Corvus’ BTK inhibitor preclinical programs. Under the collaboration, Corvus currently has a 49.7% equity stake in Angel Pharmaceuticals excluding 7% of Angel’s equity reserved for issuance under the Angel employee stock ownership plan, and Corvus has designated three individuals on Angel’s five-person Board of Directors. For more information, visit www.angelpharma.com.

Forward-Looking Statements
This press release contains forward-looking statements, including statements related to the potential safety and efficacy of the Company’s product candidates; the interim results from the Phase 1 trial of soquelitinib in patients with atopic dermatitis; the potential use of soquelitinib to treat a variety of hematological cancers and autoimmune diseases; clinical strategy and the design of clinical trials, including the timeline for initiation, target or expected number of patients to be enrolled, dose levels, number of sites and other product development milestones; the availability and timing of clinical and preclinical data announcements and clinical readouts, including data from the extension cohort of the Phase 1 clinical trial for atopic dermatitis with soquelitinib; and the amount of cash to fund operations into the first quarter of 2026. All statements other than statements of historical fact contained in this press release are forward-looking statements. These statements often include words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” “seek,” “will,” “may” or similar expressions. Forward-looking statements are subject to a number of risks and uncertainties, many of which involve factors or circumstances that are beyond the Company’s control. The Company’s actual results could differ materially from those stated or implied in forward-looking statements due to a number of factors, including but not limited to, risks detailed in the Company’s Quarterly Report on Form 10-Q for the first quarter ended March 31, 2025, filed with the Securities and Exchange Commission on or about the date hereof, as well as other documents that may be filed by the Company from time to time with the Securities and Exchange Commission. In particular, the following factors, among others, could cause results to differ materially from those expressed or implied by such forward-looking statements: the Company’s ability to demonstrate sufficient evidence of efficacy and safety in its clinical trials of its product candidates; the accuracy of the Company’s estimates relating to its ability to initiate and/or complete preclinical studies and clinical trials and release data from such studies and clinical trials; the results of preclinical studies and interim data from clinical trials not being predictive of future results; the Company’s ability to enroll sufficient numbers of patients in its clinical trials; the unpredictability of the regulatory process; regulatory developments in the United States and foreign countries; the costs of clinical trials may exceed expectations; the Company’s ability to accurately estimate the cash on hand providing funding into the first quarter of 2026 and the Company’s ability to raise additional capital. Although the Company believes that the expectations reflected in the forward-looking statements are reasonable, it cannot guarantee that the events and circumstances reflected in the forward-looking statements will be achieved or occur, and the timing of events and circumstances and actual results could differ materially from those projected in the forward-looking statements. Accordingly, you should not place undue reliance on these forward-looking statements. All such statements speak only as of the date made, and the Company undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise. The Company’s results for the first quarter ended March 31, 2025 are not necessarily indicative of its operating results for any future periods.

CORVUS PHARMACEUTICALS, INC. CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (in thousands, except share and per share data)

	Three Months Ended March 31,
	(unaudited)
Operating expenses:
Research and development	$7,453	$4,075
General and administrative	2,469	2,178
Total operating expenses	9,922	6,253
Loss from operations	(9,922)	(6,253)
Interest income and other expense, net	525	316
Change in fair value of warrant liability	25,129	-
Income (loss) before equity method investment	15,732	(5,937)
Income (loss) from equity method investment	(539)	236
Net income (loss)	$15,193	$(5,701)
Net income (loss) per share, basic	$0.21	$(0.12)
Net loss per share, diluted	$(0.13)	$(0.12)
Shares used to compute net income (loss) per share, basic	72,126,496	49,038,582
Shares used to compute net loss per share, diluted	75,152,514	49,038,582

CORVUS PHARMACEUTICALS, INC. CONDENSED CONSOLIDATED BALANCE SHEETS (in thousands)

	March 31,	December 31,
	2025	2024
	(unaudited)
Assets
Cash, cash equivalents and marketable securities	$44,212	$51,964
Operating lease right-of-use asset	1,095	1,177
Other assets	2,073	3,226
Investment in Angel Pharmaceuticals	12,058	12,540
Total assets	$59,438	$68,907
Liabilities and stockholders' equity
Accounts payable and accrued liabilities and other liabilities	$5,179	$6,307
Operating lease liability	1,153	1,122
Warrant liability	3,781	28,910
Stockholders' equity	49,325	32,568
Total liabilities and stockholders' equity	$59,438	$68,907

INVESTOR CONTACT:
Leiv Lea
Chief Financial Officer
Corvus Pharmaceuticals, Inc.
+1-650-900-4522
llea@corvuspharma.com

MEDIA CONTACT:
Sheryl Seapy
Real Chemistry
+1-949-903-4750
sseapy@realchemistry.com